Etsy, Inc. Reports Second Quarter 2022 Results
Brooklyn, NY - July 27, 2022 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced results for its second quarter ended June 30, 2022.
Second quarter 2022 performance highlights include:
•Consolidated GMS was $3.0 billion, down 0.4% year-over-year and up 2.6% on a currency neutral basis. GMS performance was impacted by macro headwinds including reopening, pressures on consumer discretionary spending, foreign exchange rate volatility, and ongoing geopolitical events.
◦Etsy marketplace GMS was $2.6 billion, down 6.0% year-over-year, and up 141% compared to the second quarter of 2019.
◦The Etsy marketplace acquired approximately 6 million new buyers, continuing to be a meaningfully elevated rate of new buyer acquisition when compared to pre-pandemic levels.
◦Non-U.S. GMS for the Etsy marketplace was 44% of overall GMS, increasing 3% year-over-year on a currency-neutral basis.
•Consolidated revenue was $585.1 million, up 10.6% versus the second quarter of 2021, with a take rate (i.e., Consolidated revenue divided by Consolidated GMS) of 19.3%. This revenue performance reflects the Etsy marketplace transaction fee increase which went into effect on April 11, 2022.
•Net income was $73.1 million, down 25.6% year-over-year, with diluted earnings per share of $0.51. The decline in net income was primarily due to increased employee compensation-related expenses, as total employee headcount increased approximately 70% year-over-year, which includes increased headcount from the acquisitions of Depop and Elo7.
•Non-GAAP Adjusted EBITDA was $162.7 million, with Non-GAAP Adjusted EBITDA margin (i.e., Non-GAAP Adjusted EBITDA divided by consolidated revenue) of 28%, up 200 basis points compared to the second quarter of 2021.
•Etsy ended the second quarter with $1.1 billion in cash and cash equivalents and short- and long-term investments. Under Etsy’s stock repurchase program, during the second quarter of 2022 Etsy repurchased an aggregate of approximately $62 million, or 690,992 shares, of its common stock.

“Our second quarter results once again reflect that Etsy has maintained most of our pandemic gains, and that we are able to deliver strong bottom line performance while simultaneously investing in key initiatives,” said Josh Silverman, Etsy, Inc. Chief Executive Officer. “Despite facing headwinds caused by macroeconomic and geopolitical factors, we believe the improvements we’ve driven in customer experiences across the Etsy marketplace and our House of Brands, coupled with continued focus on our ‘Right to Win’ strategy, will enable us to unlock the enormous long-term opportunities we see ahead.”

Second Quarter 2022 Financial Summary
(in thousands, except percentages; unaudited)
The financial results of Elo7 and Depop have been included in our consolidated financial results from July 2, 2021 and July 12, 2021 (the dates of acquisition), respectively. The unaudited GAAP and non-GAAP financial measures and key operating metrics we use are:

	Three Months Ended June 30,		% (Decline) Growth Y/Y		Six Months Ended June 30,		% Growth (Decline) Y/Y
	2022	2021			2022	2021
GMS (1)	$3,029,777	$3,041,490	(0.4)%		$6,282,164	$6,184,662	1.6%
Revenue	$585,135	$528,900	10.6%		$1,164,401	$1,079,546	7.9%
Marketplace revenue	$439,549	$395,463	11.1%		$867,240	$809,105	7.2%
Services revenue	$145,586	$133,437	9.1%		$297,161	$270,441	9.9%
Gross profit	$413,714	$379,931	8.9%		$819,985	$787,660	4.1%
Operating expenses	$341,153	$290,826	17.3%		$663,109	$547,918	21.0%
Net income	$73,123	$98,254	(25.6)%		$159,232	$242,020	(34.2)%
Adjusted EBITDA (Non-GAAP)	$162,704	$139,474	16.7%		$321,902	$323,542	(0.5)%
Adjusted EBITDA margin (Non-GAAP)	28%	26%	200	bps	28%	30%	(200)	bps

Active sellers (2)	7,403	5,233	41.5%		7,403	5,233	41.5%
Active buyers (2)	93,947	90,490	3.8%		93,947	90,490	3.8%
Percent mobile GMS	66%	63%	300	bps	66%	63%	300	bps
Percent non-U.S. GMS (1)	43%	41%	200	bps	44%	41%	300	bps
(1)Consolidated GMS for the three and six months ended June 30, 2022 includes Etsy.com GMS of $2.6 billion and $5.5 billion, respectively. Percent non-U.S. GMS for Etsy.com for the three and six months ended June 30, 2022 was 44% and 45%, respectively.
(2)Consolidated active sellers and active buyers includes Etsy.com active sellers and active buyers of 5.3 million and 88.1 million, respectively, as of June 30, 2022.
For information about how we define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

“Second quarter revenue grew over 10%, despite strong macroeconomic headwinds and challenging year over year comparables,” said Rachel Glaser, Etsy, Inc. Chief Financial Officer. “This growth is attributable to the Etsy marketplace transaction fee increase, the addition of Depop and Elo7 to our House of Brands portfolio, and the strength of our Etsy Ads product, which continues to be a great solution for sellers looking to grow their businesses. We are pleased that Etsy’s highly variable cost structure helped drive strong second quarter adjusted EBITDA margin of 28% and operating cash flow of $125.8 million.“

Second Quarter 2022 Operating Highlights

Select highlights of second quarter business initiatives for the Etsy marketplace are outlined below:
Product: Our primary focus in 2022 is to enhance the customer experiences across Etsy.com to engage, retain, and grow our buyer base. These are just a few of our initiatives during the second quarter, aligned with our “Right to Win” strategy.
•We continued our journey toward best-in-class Search, delivering more relevant results to make finding the right thing easier on Etsy. Advancements in ranking delivered real-time personalized results, tailoring search results to what you may have looked at within the same session. We continued to improve our deep learning models, resulting in better understanding of language and cultural nuances, raising relevance while also decreasing 'dead end' search results by approximately 30% since the beginning of the year. Finally, we launched the first version of Localized XWalk to all non-U.S. markets during the quarter.
•Our Visual Discovery work streams progressed during the quarter. First, we introduced video functionality for buyer reviews, providing additional visibility for our sellers’ unique items and stories, while simultaneously adding more trust signals to the buyer experience. Second, we tested a two day live ‘Etsy Market’ shopping event in our App. Sellers reported a positive experience with the event, and especially loved how they could connect with buyers in a new and more personal way.
•We improved our ranking capabilities for Etsy Ads by continuing to close the semantic gap and leveraging new machine learning techniques to capture intrinsic styles and properties, providing more relevant ad inventory without compromising conversion rate. We also expanded Etsy Ads inventory to the homepage, while maintaining listing relevance consistent with organic results. Sellers continue to see the value in our Etsy Ads program as a sales driver in a challenging environment, with seller budgets up 80% year-to-date.
•As part of our focus on driving buyer engagement and frequency, during the second quarter we prompted signed-out browsers to download the Etsy App, leading to a 53% increase in downloads versus the year-ago period. We also redesigned our homepage to show recommended listings based on recently viewed items and App icon notifications, both of which drove frequency.
•We announced a new Etsy Purchase Protection program, which goes into effect August 1st. This program will protect sellers and buyers on qualifying orders up to $250 when the item does not match the description, arrives damaged, or never arrives. Etsy expects to invest approximately $25 million annually to cover refunds at no additional cost to sellers.
•In our international markets, we substantially improved delivery transparency: in the second quarter, over 90% of non-U.S. listings included expected delivery date and over 80% included origin postal code information, key signals for building buyer trust. We also added the Indian Rupee to the Etsy Payments platform, providing a more localized checkout experience for buyers in India. We launched “Buy Now, Pay Later” in Austria, Canada, Denmark, Finland, the Netherlands, Norway, Sweden, and Switzerland, bringing coverage to thirteen countries.
•We continued to focus on seller performance and invest in their growth, including: adjusting the Star Seller rating criteria to make the badge more achievable for those sellers who provide excellent customer service. Based on extensive research, we fully launched our new Sell on Etsy App to all sellers, including new features such as the ability to easily check order statuses, notifications about repeat customers, adding photos and listing videos, purchasing and printing shipping labels, and inventory management.
•We expanded enforcement of our Handmade Policy to continue to protect the integrity of our marketplace, and in April we began proactively reviewing listings for potential handmade violations - in fact, in the second quarter we removed approximately 50% more listings than in all of 2021. Etsy also published our 2021 Transparency Report, which reviews policy enforcement activities for the year and can be found on the Investor Relations website.
Marketing: We continued to optimize spending across our marketing channels, focusing on driving top-of-mind awareness and new buyer acquisition, and increasing retention and purchase frequency of existing buyers. Here are some highlights for the quarter:
•Our performance marketing investments, which dynamically adjust based upon demand, benefited from higher buyer lifetime value (“LTV”) from the transaction fee increase and continued improvements to our models and data feeds. We also expanded performance marketing spend to Finland, Denmark, Norway, Sweden, New Zealand, and Mexico, bringing the total number of non core countries where we are investing in performance marketing to thirteen. During the second quarter, approximately 51% of paid GMS in these countries came from new buyers.
•We utilized our improved customer relationship management capabilities and App push notifications to promote seller “Thank You” coupon email reminders, offers for buyers’ recently favorited items, Mother’s Day flash sales on our App, abandoned cart reminders, as well as redesigned post-purchase “convos” and recommendation emails to drive buyer re-engagement and frequency.

•We held our 4th annual Etsy Design Awards, a global awards program that celebrates sellers in our community for their exceptional talent and entrepreneurship. We announced 12 winners across categories including home decor, vintage, and fashion, demonstrating the breadth of the Etsy assortment. The program saw strong seller submission and buyer engagement with over 100,000 total votes for the People’s Pick Award and 150,000 listing views of our Editor’s Pick page.
•We introduced a “Creator Collab,” showcasing one-of-a-kind pieces co-created with fourteen Etsy sellers across the United States, United Kingdom, Germany, and Canada. In just five days post-launch, select items from the collection were already sold out, and we garnered strong media coverage, including fourteen global publications and approximately 117 million impressions.
Impact Pillars: We continued to make progress on our Impact strategy to reflect the positive impact we want to have on the world while advancing and complementing our business strategy. Second quarter highlights include:
•Our Uplift Fund reached an important milestone during the quarter of over 10 million total donations since the start of the program in early 2021. The Uplift Fund allows United States buyers to round up their order total to the nearest dollar and donate the difference to nonprofits that work to dismantle barriers to creative entrepreneurship.
•Etsy expanded its Uplift Makers Program, designed to open doors and create financial opportunities for artisan communities facing economic hardships, with the launch of the Afghan Refugees Collective. This program helps Afghan refugee artisans to open individual shops on Etsy and get started on the road to creative entrepreneurship.
•Etsy signed a Memorandum of Understanding (“MoU”) with the North Eastern Handicrafts and Handloom Development Corporation (“NEHHDC”) to support small sellers, weavers, and artisans from the North East of India.
Here are a few operational highlights from our subsidiary marketplaces:

Reverb helped buyers find their perfect instrument with updates to on-site algorithms, local enhancements, and improved domestic discovery in the United Kingdom. To meet buyer expectations on free shipping and returns, we helped buyers connect with sellers offering free 2-day shipping and 30-day return policies.

Depop focused on improving the buyer experience by increasing product velocity and efficient experimentation, addressing early stages in the discovery journey all the way through to post-purchase support. In addition, Depop invested in data infrastructure and reliability. Depop expanded brand awareness with its digital video campaign in the United Kingdom, as well as tested and enhanced its performance marketing attribution and incrementality models.

Elo7 improved the buyer experience by introducing signals and nudges into the purchasing journey and continued to expand shipping options for sellers to reduce costs and increase delivery speed, while improving delivery transparency for buyers.

Financial Guidance and Outlook
Etsy’s guidance for consolidated GMS, revenue, and Adjusted EBITDA margin for the third quarter of 2022 is:

GMS:         $2.8B to $3.0B

Revenue:        $540M to $575M

Adjusted EBITDA
margin:         Approximately 26%

Please note that our guidance assumes currency exchange rates remain unchanged at current levels.

Regarding Etsy’s outlook, Mr. Silverman commented, “We see multiple scenarios possible for the remainder of 2022, but all still point to very healthy profitability throughout. We'll keep focusing on the things we can control - driving great customer experiences, investing with discipline and care, and helping our team minimize distractions to focus on getting the job done. It's not an easy time for the world, but we take heart that we come to work every day to drive value for our sellers and give buyers experiences they can't find anywhere else.”

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 5:00 p.m. Eastern Time today, which will be live-streamed via our Investor Relations website (investors.etsy.com) under the Events section. Those interested in submitting questions during the earnings call can do so by using the Q&A chat window, which will be available during the webcast. A copy of the earnings call presentation will also be posted to our website.
A replay of the video webcast will be available through the same link following the conference call starting at 8:00 p.m. Eastern Time this evening, for at least three months thereafter.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy, Inc.’s “House of Brands” portfolio also includes fashion resale marketplace Depop, musical instrument marketplace Reverb, and Brazil-based handmade goods marketplace Elo7. Each Etsy, Inc. marketplace operates independently, while benefiting from shared expertise in product, marketing, technology, and customer support.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations and ESG Engagement
ir@etsy.com

Jessica Schmidt, Sr. Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Sarah Marx, Director, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the third quarter of 2022 and key drivers thereof; our opportunity; the impact of our “Right to Win” and other growth strategies, marketing and product initiatives, and investments and other levers of growth on our business and operating results, including future GMS and revenue growth; our ability to attract, engage, and retain buyers and sellers; our plans for investment in our marketplaces and in our member support programs; strategic investments and the potential benefits thereof; our intended environmental and social impacts; the global macroeconomic uncertainty, including impacts general market, political, economic, and business conditions may have on our business, strategy, operating results, key metrics, financial condition, profitability, and cash flows; changes in overall levels of consumer spending and e-commerce generally; and volatility in the global economy. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “potential,” “target,” “will,” or similar expressions and derivative forms and/or the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) our ability to sustain our rapid growth and demand for our services; (2) risks related to the ongoing COVID-19 pandemic, which continues to impact our business and results of operations in numerous volatile and unpredictable ways, as well as risks the e-commerce gains experienced during the COVID-19 pandemic do not hold as the pandemic abates; (3) the fluctuation of our quarterly operating results; (4) our failure to meet our publicly announced guidance or other expectations; (5) our ability to successfully execute on our business strategy or if our strategy proves to be ineffective; (6) our ability to attract and retain active and engaged communities of sellers and buyers; (7) macroeconomic events that are outside of our control; (8) our ability to recruit and retain employees; (9) the importance to our success of the trustworthiness of our marketplaces and the connections within our communities; (10) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (11) the effectiveness of our marketing efforts; (12) the effectiveness of our mobile solutions for sellers and buyers; (13) our ability to expand our business in our core geographic markets; (14) regulation in the area of privacy and protection of user data; (15) our dependence on third-party payment providers; (16) our ability to successfully integrate the Depop and Elo7 acquisitions and execute on our “House of Brands” strategy; (17) acquisitions that may prove unsuccessful or divert management attention; and (18) the potential misuse or disclosure of sensitive information about members of our communities and the potential for cyber-attacks. These and other risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of June 30, 2022	As of December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$758,874	$780,196
Short-term investments	247,816	204,416
Accounts receivable, net	20,133	27,266
Prepaid and other current assets	112,855	109,417
Funds receivable and seller accounts	180,544	220,206
Total current assets	1,320,222	1,341,501
Restricted cash	5,341	5,341
Property and equipment, net	261,697	275,062
Goodwill	1,269,155	1,371,064
Intangible assets, net	550,925	607,170
Deferred tax assets	105,331	95,863
Long-term investments	46,944	85,034
Other assets	47,485	50,774
Total assets	$3,607,100	$3,831,809
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,929	$28,007
Accrued expenses	218,029	328,118
Finance lease obligations—current	3,709	2,418
Funds payable and amounts due to sellers	180,544	220,206
Deferred revenue	11,873	12,339
Other current liabilities	17,818	24,500
Total current liabilities	449,902	615,588
Finance lease obligations—net of current portion	107,287	110,283
Deferred tax liabilities	68,639	79,484
Long-term debt, net	2,277,519	2,275,418
Other liabilities	122,458	122,417
Total liabilities	3,025,805	3,203,190
Total stockholders’ equity	581,295	628,619
Total liabilities and stockholders’ equity	$3,607,100	$3,831,809

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$585,135	$528,900	$1,164,401	$1,079,546
Cost of revenue	171,421	148,969	344,416	291,886
Gross profit	413,714	379,931	819,985	787,660
Operating expenses:
Marketing	164,068	167,474	318,348	318,678
Product development	102,095	61,753	191,571	115,459
General and administrative	74,990	61,599	153,190	113,781
Total operating expenses	341,153	290,826	663,109	547,918
Income from operations	72,561	89,105	156,876	239,742
Other income (expense), net	601	(3,351)	2,273	3,740
Income before income taxes	73,162	85,754	159,149	243,482
(Provision) benefit for income taxes	(39)	12,500	83	(1,462)
Net income	$73,123	$98,254	$159,232	$242,020
Net income per share attributable to common stockholders:
Basic	$0.58	$0.77	$1.25	$1.91
Diluted	$0.51	$0.68	$1.11	$1.68
Weighted-average common shares outstanding:
Basic	127,088,053	126,977,990	127,171,302	126,659,372
Diluted	145,683,336	144,867,491	146,373,492	144,857,500

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net income	$159,232	$242,020
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	113,628	47,791
Depreciation and amortization expense	49,781	26,065
Provision for expected credit losses	5,409	9,890
Foreign exchange gain	(10,164)	(3,306)
Deferred benefit for income taxes	(14,941)	(21,128)
Other non-cash expense, net	4,658	2,893
Changes in operating assets and liabilities	(122,305)	(34,063)
Net cash provided by operating activities	185,298	270,162
Cash flows from investing activities
Purchases of property and equipment	(5,633)	(1,917)
Development of internal-use software	(11,567)	(7,084)
Purchases of marketable securities	(133,642)	(268,972)
Sales and maturities of marketable securities	124,370	197,770
Net cash used in investing activities	(26,472)	(80,203)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(39,787)	(56,493)
Repurchase of stock	(124,736)	(180,000)
Proceeds from exercise of stock options	5,458	8,037
Proceeds from issuance of convertible senior notes	—	1,000,000
Payment of debt issuance costs	(25)	(12,566)
Purchase of capped calls	—	(85,000)
Settlement of convertible senior notes	(32)	(43,853)
Payments on finance lease obligations	(3,188)	(4,887)
Other financing, net	(4,335)	72
Net cash (used in) provided by financing activities	(166,645)	625,310
Effect of exchange rate changes on cash	(13,503)	(5,486)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(21,322)	809,783
Cash, cash equivalents, and restricted cash at beginning of period	785,537	1,249,440
Cash, cash equivalents, and restricted cash at end of period	$764,215	$2,059,223

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS growth for the periods presented below are as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
June 30, 2022 (1)	(0.4)%	2.6%	(3.0)%	1.6%	3.7%	(2.1)%
March 31, 2022 (1)	3.5%	4.8%	(1.3)%	3.5%	4.8%	(1.3)%
December 31, 2021 (1)	16.5%	16.9%	(0.4)%	31.2%	29.6%	1.6%
September 30, 2021 (1)	17.9%	16.6%	1.3%	39.2%	36.5%	2.7%
June 30, 2021	13.1%	10.2%	2.9%	53.0%	49.5%	3.5%
(1)Includes the acquisitions of Depop and Elo7, which occurred during the third quarter of 2021.

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange (gain) loss; and acquisition-related expenses. We also provide Adjusted EBITDA margin, a non-GAAP financial measure that presents Adjusted EBITDA divided by revenue. Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure. With respect to our expectations under “Financial Guidance and Outlook” above, reconciliation of Adjusted EBITDA and Adjusted EBITDA margin guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from these non-GAAP measures; in particular, stock-based compensation expense, foreign exchange (gain) loss, and acquisition-related and other non-recurring expenses can have unpredictable fluctuations based on unforeseen activity that is out of our control and/or cannot reasonably be predicted.
We have included Adjusted EBITDA and Adjusted EBITDA margin because they are key measures used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platforms.
We believe that Adjusted EBITDA and Adjusted EBITDA margin can provide useful measures for period-to-period comparisons of our business as they remove the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not consider the impact of stock-based compensation expense;
•Adjusted EBITDA does not consider the impact of foreign exchange (gain) loss;
•Adjusted EBITDA does not reflect acquisition-related expenses; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income, revenue, and our other GAAP results.

Reconciliation of Net Income to Adjusted EBITDA and the Calculation of Adjusted EBITDA Margin
(in thousands, except percentages; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$73,123	$98,254	$159,232	$242,020
Excluding:
Interest and other non-operating expense, net (1)	2,557	1,079	5,847	1,785
Provision (benefit) for income taxes	39	(12,500)	(83)	1,462
Depreciation and amortization (2)	25,027	12,985	49,781	26,065
Stock-based compensation expense (3)	64,357	27,440	113,628	47,791
Foreign exchange (gain) loss	(3,158)	2,272	(8,120)	(5,525)
Acquisition-related expenses (4)	759	9,944	1,617	9,944
Adjusted EBITDA	$162,704	$139,474	$321,902	$323,542
Divided by:
Revenue	$585,135	$528,900	$1,164,401	$1,079,546
Adjusted EBITDA margin	28%	26%	28%	30%
(1)Included in the increase in interest and other non-operating expense, net is primarily interest expense related to the 2021 Notes and the Brooklyn headquarters lease, which was amended in the fourth quarter of 2021.
(2)Included in the increase in depreciation and amortization is amortization expense of acquired intangible and developed technology assets related to our acquisitions of Depop and Elo7 which is reflected in the three and six months ended June 30, 2022.
(3)The increase in stock-based compensation expense is primarily driven by headcount growth, including increases related to the acquisitions of Depop and Elo7.
(4)Acquisition-related expenses for the three and six months ended June 30, 2022 and June 30, 2021 related to our acquisitions of Depop and Elo7.